AMENDMENT TO
FORT PITT CAPITAL FUND’S SERVICING AGREEMENTS

THIS AMENDMENT dated as of this 1st day of March, 2006, to the Custody Agreement, Distribution Agreement, Fund Administration Agreement and Transfer Agent Servicing Agreement dated December 20, 2001, and the Fund Accounting Servicing Agreement, dated as of September 1, 2005, respectively, (the “Agreements”), is entered by and among Fort Pitt Capital Funds, a Delaware statutory trust, (the “Trust”), U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”), U.S. Bank National Association, a national banking association (the “Custodian”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”) and Fort Pitt Capital Group, Inc., a Pennsylvania corporation (the “Advisor”).

Effective January 1, 2006, the fee schedules of the Agreements are hereby superceded and replaced with the respective fee schedules attached hereto. Except to the extent supplemented hereby, the Agreements shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

FORT PITT CAPITAL FUNDS	FORT PITT CAPITAL GROUP, INC.

By: ________________________________	By: ________________________________

Name: ______________________________	Name: ______________________________

Title: _______________________________	Title: _______________________________

U.S. BANK, N.A.	U.S. BANCORP FUND SERVICES, LLC

By: ________________________________	By: ________________________________

Name: ______________________________	Name: ______________________________

Title: _______________________________	Title: _______________________________

QUASAR DISTRIBUTORS, LLC

By: ________________________________

Name: ______________________________

Title: _______________________________